UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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TURTLE BEACH CORPORATION
(Name of Registrant as Specified in Its Charter)

THE DONERAIL GROUP LP

the donerail master fund lp

William wyatt

harbert donerail fund gp llc

donerail group gp llc

HARBERT FUND ADVISORS, Inc.

HARBERt management corporation

scw capital, lp

scw capital qp, lp

scw capital management, lp

trinity investment group, llc

robert cathey

terry jimenez

kimberly kreuzberger

katherine l. scherping

brian stech

michelle d. wilson

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Donerail Group, LP, a Delaware limited partnership (“Donerail”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes to elect its slate of six highly-qualified director nominees at the 2022 annual meeting of shareholders (the “Annual Meeting”), of Turtle Beach Corporation, a Nevada corporation (the “Company”).

Item 1: On April 12, 2022, Donerail issued the following press release:

The Donerail Group and Board Nominee Terry Jimenez Issue Joint Statement Regarding the Firm’s Prior Acquisition Efforts and Financing Capabilities

Terry Jimenez, Former CEO and Board Member of Tribune Publishing Company, Affirms Donerail’s Credibility as an Acquirer

Jimenez Served as the CFO of Tribune When Donerail Made Its Bid to Acquire Tribune

Jimenez Declares Donerail’s Acquisition Financing Structure to Be Credible and Is Surprised Turtle Beach’s Board Did Not Engage in Good Faith with Donerail

LOS ANGELES--(BUSINESS WIRE)--The Donerail Group LP (together with its affiliates, "Donerail," "we" or "us"), which collectively with the other participants in its solicitation beneficially owns approximately 8.3% of the outstanding shares of Turtle Beach Corporation (NASDAQ: HEAR) ("Turtle Beach" or the "Company"), today issued the below statement:

While Donerail is no longer focused on an acquisition of Turtle Beach, we believe the Company has attempted to distort the historical interactions between the parties. As such, we feel compelled to clarify certain aspects of our prior interactions.

Since Donerail’s initial acquisition proposal in April 2021, we have tried to work collaboratively with the Company and its advisors at Bank of America to provide clarity regarding our acquisition financing capabilities. Given Donerail’s acquisition proposal required significant co-investment equity capital, we understood the Board of Directors’ (the "Board") desire for information concerning our financing capabilities and co-investment capital raising experience.

After nearly two months of information sharing, on July 9, 2021, the Company’s bankers hosted a conference call with Donerail and its representatives in which Bank of America explicitly stated that although the Board did not consider Donerail’s bid as “funded” with firmly committed equity, it nonetheless considered it “fundable” in light of our co-investment capital raising experience and affiliated institutional support.

Accordingly, the Board’s representative informed Donerail that the Board no longer considered credibility of financing as a basis to object to our bid. Rather, Bank of America communicated that Donerail’s acquisition offer was simply not sufficiently high enough. Further, just weeks following the July 9th conference call, the Company issued a press release on August 23, 2021, explicitly stating that it “did not view Donerail’s proposed acquisition price to be sufficient.”

Two critical facts are clear: (i) the Turtle Beach Board, through its representatives, explicitly told us that the Board had eliminated lack of financing as a basis to reject our acquisition proposal, and (ii) the Turtle Beach Board, through its representatives, also told us that the Board’s continuing objection was based on inadequate price. It is clear to us that the Turtle Beach Board rejected our proposal because the Board made a judgment that $36.50 per share was not a high enough price for the Company – as it itself even admitted in writing at the time.

Following the July 9th call, we made it clear that we did not intend to raise our bid, and we were never permitted to conduct due diligence (which would have been the next step toward arranging co-investment capital for the $36.50 per share bid that the Board rejected as inadequate). That is why our interactions never progressed any further.

Turtle Beach shares now sit nearly 50% below the acquisition offer that the Board rejected.

To the extent the Company is now suggesting to shareholders that its basis for rejecting our bid was continuing questions about our financing capabilities, we say two things: (i) that is not what we were told in July of 2021, and (ii) such misleading commentary only further highlights the governance deficiencies of this Board.

In further assessing the actions that this Board chose to undertake in relation to our acquisition attempts, we encourage shareholders to review the following statement from one of our highly experienced nominees.

Terry Jimenez, Former CEO and Board Member of Tribune Publishing (“Tribune”) and one of Donerail’s independent candidates for election to the Board at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”), released the following statement:

Having served as both Chief Financial Officer and, later, Chief Executive Officer, for Tribune, a Chicago-based media company that was taken private in 2021, during a time of intense competitive pressure, we at leadership had a constant focus on strategic initiatives that could potentially create value for our stakeholders.

In the summer of 2018, we were approached by Donerail regarding its interest in acquiring the entirety of Tribune in a take-private transaction.

Recognizing that Donerail operates as a hedge fund rather than a private equity fund, we believed that an additional amount of inspection was warranted on Donerail’s financing capabilities. As such, we worked with our financial advisors to assess the merits of Donerail’s capabilities, and while we initially had certain reservations, we quickly deemed Donerail to be a bona fide potential acquirer that warranted full cooperation and engagement from our Board of Directors, advisors and management team.

Donerail quickly completed confirmatory due diligence and cemented nearly $500 million of committed financing to acquire the entirety of Tribune. While Donerail’s bid did not lead to a mutually agreeable transaction, Donerail proved to have the resources and network to credibly raise a substantial amount of capital.

Given the lack of value creation that has occurred at Turtle Beach since this management team was installed over eight years ago – even though the video game market has boomed – and the fact that management’s recent operating performance and forward guidance have been disappointing in nature, I was surprised that the current Board of Turtle Beach so quickly and unduly rejected Donerail’s acquisition proposals.

Having been on the management side of a range of shareholder engagements, often I have found activist-led ideas to be short-term in nature, but Donerail has shown that it is not just interested in a “quick win,” but rather, significant and sustaining value for the companies in which it invests.

As such, I look forward to working with Donerail and all other shareholders to maximize the value of Turtle Beach for all stakeholders.

About Terry Jimenez

Mr. Jimenez served as Chief Executive Officer, President and member of the Board of Directors at Tribune Publishing Company (NASDAQ: TPCO) a diversified media company with $1 billion in annual revenue. Prior to Tribune Publishing, he was a Partner within IBM’s Global Business Services division. He was a member of the Board of Directors for Tribune Publishing Company, BestReviews (served as Chairman) and not-for-profit board of the News Media Alliance. Mr. Jimenez is currently on the boards of Ronald McDonald House Charities of Chicagoland/NW Indiana and Northern Illinois University School of Business.

About Donerail

The Donerail Group LP is a Los Angeles-based investment adviser that employs a value-oriented investment lens focusing on special situations and event driven investments.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Donerail Group, LP, a Delaware limited partnership (“Donerail Group”), together with the other participants named herein (collectively, “Donerail”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes to elect its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders (the “Annual Meeting”), of Turtle Beach Corporation, a Nevada corporation (the “Company”).

DONERAIL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Donerail Group, Donerail Master Fund LP, a Cayman Islands exempted limited partnership (the “Donerail Master Fund”) the Harbert Donerail Fund GP LLC, a Delaware limited liability company (“Donerail Master GP”), the Donerail Group GP LLC, a Delaware limited liability company (“Donerail Group GP”), Harbert Fund Advisors, Inc., an Alabama corporation (“HFA”), Harbert Management Corporation, an Alabama corporation (“HMC”), William Wyatt, SCW Capital, LP, a Texas limited partnership (“SCW Capital”), SCW Capital QP, LP, a Texas limited partnership (“SCW QP”), SCW Capital Management, LP, a Texas limited partnership (“SCW Management”), Trinity Investment Group, LLC, a Delaware limited liability company (“Trinity”), Robert Cathey, Terry Jimenez, Kimberly Kreuzberger, Katherine L. Scherping, Brian Stech and Michelle D. Wilson.

As of the date hereof, Donerail Master Fund directly beneficially owns 860,816 shares of Common Stock, par value $0.001 per share (the “Common Stock”), including 275,000 shares of Common Stock underlying call options currently exercisable. As the general partner of Donerail Master Fund, Donerail Master GP may be deemed to beneficially own the 860,816 shares of Common Stock directly beneficially owned by Donerail Master Fund. As the investment manager of Donerail Master Fund, Donerail Group may be deemed to beneficially own the 860,816 shares of Common Stock directly beneficially owned by Donerail Master Fund. As the general partner of Donerail Group, Donerail Group GP may be deemed to beneficially own the 860,816 shares of Common Stock directly beneficially owned by Donerail Master Fund. As a “filing adviser” with supervisory control of Donerail Group, HFA may be deemed to beneficially own the 860,816 shares of Common Stock directly beneficially owned by Donerail Master Fund. As the parent of HFA and managing member of each of Donerail Group GP and Donerail Master GP, HMC may be deemed to beneficially own the 860,816 shares of Common Stock directly beneficially owned by Donerail Master Fund. As the Managing Partner of Donerail Group, which serves as the investment manager of Donerail Master Fund, Mr. Wyatt may be deemed to beneficially own the 860,816 shares of Common Stock owned directly by Donerail Master Fund. As of the date hereof, SCW Capital directly beneficially owns 348,324 shares of Common Stock. As of the date hereof, SCW QP directly beneficially owns 159,081 shares of Common Stock. As the investment manager to each of SCW Capital and SCW QP, SCW Management may be deemed to beneficially own the 507,405 shares of Common Stock beneficially owned in the aggregate by the SCW Funds. As the general partner of each of the SCW Funds and SCW Management, Trinity may be deemed to beneficially own the 507,405 shares of Common Stock beneficially owned in the aggregate by the SCW Funds. As of the date hereof, Mr. Cathey directly beneficially owns 6,000 shares of Common Stock. In addition, as the Principal of SCW Management and a Managing Member of Trinity, Mr. Cathey may be deemed to beneficially own the 507,405 shares of Common Stock beneficially owned in the aggregate by the SCW Funds. As of the date hereof, Messrs. Jimenez and Stech and Messes. Kreuzberger, Scherping and Wilson do not own beneficially or of record any securities of the Company.

Contacts

For Media:
Longacre Square Partners
Greg Marose / Charlotte Kiaie, 646-386-0091
gmarose@longacresquare.com / ckiaie@longacresquare.com

Item 2: On April 12, 2022, Donerail uploaded the following materials to https://resetturtlebeach.com: